Exhibit 10.1

INVESTOR AGREEMENT

This AGREEMENT is made and entered into as of February 6, 2015 (this “Agreement”) by and among BioScrip, Inc., a Delaware corporation (the “Company”), and each of the other parties listed on the signature pages hereto (each, an “Investor” and collectively, the “Investors”). The Company and the Investors are referred to herein as the “Parties.”

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Settlement Covenants.

(a) David Golding. The Company agrees to nominate David Golding for election to the board of directors of the Company (the “Board”) at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”) for a term expiring at the 2016 annual meeting of stockholders (the “2016 Annual Meeting”). The Company agrees to permit Mr. Golding to attend meetings of the Board as an informal observer from the date of the Agreement until the 2015 Annual Meeting. The Company agrees to appoint Mr. Golding to the Governance, Compliance and Nominating Committee of the Board if he is elected at the 2015 Annual Meeting.

(b) Upcoming Vacancy. The Company agrees that the Board and the Governance, Compliance and Nominating Committee of the Board will consult with the Investors to identify qualified candidates for the next opening that becomes available on the Board after the 2015 Annual Meeting, and will then consider those candidates in good faith, along with other qualified candidates. If no such opening becomes available before the 2016 Annual Meeting, the Company further agrees that the Board and the Governance, Compliance and Nominating Committee of the Board will consult with the Investors to identify qualified candidates, and consider those candidates in good faith, along with considering other qualified candidates, for election to the Board as a new director at the 2016 Annual Meeting.

(c) Trading. The Investors agree not to buy or sell any shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), from the date of this Agreement until the later of (i) the Company’s issuance of a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A, or (ii) February 9, 2015.

Section 2. 2015 Annual Meeting.

(a) Each of the Investors agrees not to bring, or cause any other person to bring, any business or proposals before or at the 2015 Annual Meeting. Each of the Investors further agrees not to solicit proxies for any other nomination or proposal.

(b) At the 2015 Annual Meeting, each of the Investors agree to vote by proxy and vote all shares of Common Stock beneficially owned by each Investor and its affiliates in favor of the election of directors nominated by the Board.

Section 3. Public Announcements. Following the execution of this Agreement, the Company will issue the Press Release. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

Section 4. Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 5. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company:

100 Clearbrook Road

Elmsford, NY 10523

Attention: Richard M. Smith

With a copy to:

Polsinelli PC

1401 Eye Street, N.W., Suite 800

Washington, DC 20005

Attention: Philip G. Feigen

To DSC Advisors, L.L.C.

900 North Michigan Avenue, Suite 1600

Chicago, IL 60611

Attention: Andrew G. Bluhm

To Cloud Gate Capital, LLC:

900 North Michigan Avenue, Suite 1600

Chicago, IL 60611

Attention: David Heller

Section 6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 7. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 8. Receipt of Adequate Information; No Reliance; Representation by Counsel.  Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement.  Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived.  The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 9. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 10. Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 11. Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the Parties; provided , however , that no party may assign this Agreement without the prior written consent of the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

BioScrip, Inc.

By:	/s/ Richard Smith
Name: Richard Smith
Title: Chief Executive Officer

INVESTORS:

By:	DSC ADVISORS, L.L.C.

By:	/s/ Andrew G. Bluhm
	Name:	Andrew G. Bluhm
	Title:	Managing Member

By:	CLOUD GATE CAPITAL, LLC

By:	/s/ David Heller
	Name:	David Heller
	Title:	Managing Member

EXHIBIT A

Press Release attached